EXHIBIT 99.1
IMMEDIATE RELEASE

Sharps Compliance Reports Fiscal 2021 Second Quarter Results
•Second Quarter Revenue of $17.0 million, increased 17% from the prior year
•Second Quarter Customer Billings of $18.5 million, increased 24% over the prior year
•Retail market billings increased 46%; Long-Term Care market billings increased 56%; Pharmaceutical Manufacturer market billings grew 35%
•Route-Based Pickup billings increased 41% for the quarter
•Second Quarter Net Income of $0.07 per share
•Company now expects approximately $15 Million in COVID-19 related advance mailback orders in the March quarter, up from previous expectation of $10 million
•Robust COVID-19 related mailback order activity; Playing a key role in COVID-19 vaccine programs in Retail and Long-Term Care Settings

HOUSTON, Texas, January 28, 2021 - Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today reported financial results for the second quarter ended December 31, 2020.

Revenue in the second quarter of fiscal 2021 was $17.0 million, an increase of 17% compared to $14.6 million in the same prior year quarter, and a sequential increase of 29% compared to the first quarter of fiscal 2021. Customer billings increased $3.5 million, or 24%, to $18.5 million for the second quarter compared to $14.9 million for the same prior year quarter. Second quarter customer billings benefitted from increased volumes for flu related orders of $0.3 million, COVID-19 related mailback orders of $2.2 million, increases in route-based pickup services of $1.0 million, as well as increased inventory builds for patient support programs in the Pharmaceutical Manufacturer market of $0.8 million.

Second quarter 2021 gross margin was 33% compared to 34% in the second quarter of fiscal 2020. The second quarter gross margin reflects additional infrastructure and related costs necessary for expected increased volume related to COVID-19 and other business activity. SG&A increased 4% to $3.8 million, or 22% of revenue, in the second quarter of fiscal 2021, as compared to SG&A of $3.6 million, or 25% of revenue, in the same prior year quarter. The increase in SG&A, which is consistent with the Company’s internal expectations, is related to continued investments in sales and marketing.

The Company reported operating income of $1.7 million in the second quarter of 2021, compared to operating income of $1.1 million in the second quarter of 2020. Sharps recorded net income of $1.2 million, or $0.07 per basic and diluted share, in the second quarter of fiscal 2021, as compared to net income of $1.0 million, or $0.06 per basic and diluted share in the second quarter of fiscal 2020. Sharps recorded EBITDA of $2.2 million, or 13% of revenue, in the second quarter of fiscal 2021, compared to EBITDA of $1.5 million, or 10% of revenue, in the second quarter of fiscal 2020. (See Reconciliation of Net Income to EBITDA in the supplemental table included at the end of this release).

David P. Tusa, President and Chief Executive Officer of Sharps, stated, “Our second quarter results reflect growth across all markets, as well as significantly increased customer billings in our mailback and route-based solution offerings. We anticipated this growth, and in March 2020 we launched several substantial infrastructure projects to support this growth. In September 2020, we completed projects including: (i) new autoclaves (one each) at the Company’s Texas and Pennsylvania treatment facilities, essentially tripling capacity, (ii) the addition of mailback related warehouse and distribution space of 52,000 square feet in Pennsylvania and (iii) mailback inventory on January 1, 2021 of 300,000 units with an ongoing plan to manufacture as many as an additional 1 million units by the end of the fiscal year 2021. These projects have proven to be critical to the business, allowing us to facilitate uninterrupted service to our customers throughout the COVID-19 pandemic; treat the increased volume of medical waste from all of our markets; and to continue the fulfillment of COVID-19 related mailback orders which began in December 2020 and should continue as the country immunizes Americans with the COVID-19 vaccines.

“In addition to significant growth in our mailback business, we are very pleased with the 41% increase in the route-based business billings for the second quarter. Contributing to this growth was an increase in customers and new business of about $700,000 as well as increased volumes from our Long-Term Care customers of about $300,000. We continue to be bullish on the growth prospects for our route-based offering, which we believe has the strong potential to provide long term, recurring revenue in a market we believe is greatly underserved.

“Earlier this month, we announced $10 million in advance mailback orders to be filled primarily in the March 2021 quarter, for the expected support of COVID-19 related immunization activity in the long-term care and retail markets. Today, those advance mailback orders total approximately $15 million and include our mailback solutions for both COVID-19 vaccine and COVID-19 testing waste management. While these orders are expected to be shipped during the March 2021 quarter, the unprecedented economic and public health situation in the U.S. could affect the timing and status of these orders.

“We believe the mailback orders received to date related to COVID-19 medical waste management are just the beginning of the COVID-19 immunization activity and could likely be followed by additional orders as the country works to immunize all Americans with the COVID-19 vaccine. As we have all come to understand, the current COVID-19 vaccines involve 2 shots – the initial immunization followed by a booster a few weeks later. Given what is being reported in the news, and what we are hearing from healthcare professionals, we believe there is also the potential for additional booster shots to address variants of the virus plus the eventual vaccines for children which are currently in clinical trials.”
Second Quarter Review

Retail market billings grew 46% to $6.1 million in the second quarter of fiscal 2021 as compared to $4.2 million in the same prior year period. The increase in retail billings is primarily due to increased flu shot related orders of $0.3 million and COVID-19 related orders of $2.2 million, partially offset by a decrease in unused medication billings of $0.6 million.

Pharmaceutical Manufacturer market billings increased 35% to $3.1 million in the second quarter of fiscal 2021 compared to $2.3 million in the second quarter of fiscal 2020, related to the timing of inventory builds for patient support programs.

Long-Term Care market billings increased 56% to $1.1 million in the second quarter of fiscal 2021 compared to $0.7 million in the prior year period, related primarily to an increased volume of COVID-19 related waste management and ancillary supplies.

Home Health Care market billings increased 9% to $2.8 million in the second quarter of fiscal 2021 compared to $2.6 million in the second quarter of fiscal 2020 due to the timing of distributor orders.

Professional market billings increased 4% to $4.5 million in the second quarter of fiscal 2021 as compared to $4.4 million in the second quarter of 2020 and a sequential increase of 10% compared to the first quarter of fiscal 2021. This market, which is comprised of physicians, clinics, dentists, surgery centers, labs, veterinarians and other healthcare providers, has shown continued recovery compared to the March 2020 pre-pandemic time period as most of the Company’s customer locations have reopened.

Billings for the inside and online sales channel increased 24% to $2.8 million in the second quarter of fiscal 2021 as compared to $2.3 million in the same prior year period primarily due to increases in route-based pickup services to the Professional and Long-Term Care markets.

First Six Months Fiscal 2021 Results

Sharps recorded revenue of $30.2 million in the first half of fiscal 2021, an increase of 7% compared to revenue of $28.2 million in the first half of fiscal 2020. Customer billings increased 9% to $31.9 million for the first half of fiscal 2021. Retail market billings increased 17% to $9.8 million as compared to $8.4 million in the first half of fiscal 2020, due primarily to an increase in billings for flu shot / COVID-19 related orders of $1.6 million, partially offset by a decrease in unused medications billings of $0.2 million. Long-Term Care market billings increased 82% to $2.4 million as compared to $1.3 million in the prior year period related primarily to an increased volume of COVID-19 related waste management and ancillary supplies. During the first half of fiscal 2021, Pharmaceutical Manufacturer market billings increased 32% to $4.2 million as compared to $3.2 million in the first half of fiscal 2020. Home Health Care market billings decreased 13% to $5.2 million for the first half of fiscal 2021 compared to $5.9 million in the first half of 2020. First quarter 2020 included a large stocking order of $0.9 million from a major Home Health Care distributor. Professional market billings increased 2% to $8.7 million in the first half of fiscal 2021 as compared to $8.5 million in the same prior year period.

Gross margin decreased to 31% for the first half of fiscal 2021 as compared to 33% in first half of fiscal 2020. SG&A expense increased 6% to $7.5 million in the first half of fiscal 2021 compared to $7.1 million in the first half of fiscal 2020, related to the Company’s continued investments in sales and marketing. The Company recorded operating income of $1.3 million in the first half of fiscal 2021 as compared to operating income of $1.8 million in the first half of fiscal 2020.

Net income for the first half of fiscal 2021 was $0.9 million, or $0.06 per basic and diluted share compared to net income of $1.7 million or $0.10 per basic and diluted share for the first half of fiscal 2020.

Sharps recorded EBITDA of $2.2 million in the first half of fiscal 2021, as compared to EBITDA of $2.6 million in the first half of fiscal 2020. (See Reconciliation of Net Income to EBITDA in the supplemental table included at the end of this release).

Financial Flexibility and a Strong Balance Sheet

Cash was $7.2 million at December 31, 2020, compared to cash of $5.4 million at June 30, 2020. The Company had working capital of $12.0 million at December 31, 2020 compared to working capital of $11.1 million at June 30, 2020. Additionally, the Company recently extended the maturity of its $14 million Credit Agreement and secured additional $4 million capacity for working capital, which is available upon the Company's request, to support its growth.

Mr. Tusa concluded, “As we move through the balance of 2021 and beyond, we expect to play a key role as the COVID-19 vaccine is more widely distributed and the nationwide immunization program continues to ramp. With our visibility today, we believe we have a significant opportunity to deliver an exceptionally strong March 2021 quarter and believe we will see continued strength for the June 2021 quarter as well. Like the experts, we believe the retail pharmacy venue will play a significant role in the COVID-19 immunization process as its seen as safe, efficient, and convenient. Based on published information, the retail pharmacy chains are near completion with immunizations at long-term care facilities and are scheduled to begin vaccinations in the retail pharmacies in February. While health officials originally stated that all Americans should be vaccinated by June 2021, it looks like this will most likely extend until late summer or early fall.”

Second Quarter Fiscal Year 2021 Webcast and Conference Call

The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps’ corporate strategy and outlook. A question-and-answer session will follow.

The Sharps conference call can be accessed by domestic callers by dialing (877) 407-0782. International callers may access the call by dialing (201) 689-8567. The webcast can be monitored at www.sharpsinc.com.

A telephonic replay will be available through February 27, 2021. To listen to the replay, domestic callers should dial (877) 481-4010 and international callers should dial (919) 882-2331 and enter replay ID number 39367. Transcript will also be posted to the Sharps website, once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance (NASDAQ: SMED) is a leading business-to-business services provider to the healthcare, long-term care and retail pharmacy markets. Sharps Compliance offers comprehensive solutions for the management of regulated medical waste, hazardous waste and unused medications. For more information, visit: www.sharpsinc.com.

Safe Harbor Statement

The information made available in this news release contains certain forward-looking statements relating to the Company that are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. When used in this document, the words "may," “position,” "plan," “potential,” “continue,” "anticipate," "believe," "expect," "estimate," “project,” and “intend” and words or phrases of similar import, as they relate to the Company or its subsidiaries or Company management, are intended to identify forward-looking statements. Such statements reflect the known and unknown risks, uncertainties and assumptions related to certain factors including, without limitation, competitive factors, general economic conditions, customer relations, relationships with vendors, governmental regulation and supervision, seasonality, distribution networks, product introductions and acceptance, technological change, changes in industry practices, onetime events and other factors described herein including the impact of the coronavirus COVID-19 (“COVID-19”) pandemic on our operations and financial results. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Company’s Quarterly Report on Form 10-Q or refer to our Annual Report on Form 10-K. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and as such should not consider the preceding list or the risk factors to be a complete list of all potential risks and uncertainties. The Company does not intend to update these forward-looking statements.

Non-GAAP Measures

This release contains certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”), including customer billings information and EBITDA. The Company believes this information is useful to investors and other interested parties. EBITDA is a significant performance metric used by management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

For more information contact:

Diana P. Diaz Sharps Compliance Corp. Vice President and Chief Financial Officer Phone: (713) 660-3547 Email: ddiaz@sharpsinc.com	John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com

FINANCIAL TABLES FOLLOW

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended			Six-Months Ended
	December 31,			December 31,
	2020	2019	% Change	2020	2019	% Change

Revenue	$17,011	$14,565	16.8%	$30,162	$28,164	7.1%

Cost of revenue	11,374	9,693	17.3%	20,902	18,808	11.1%
Gross profit	5,637	4,872	15.7%	9,260	9,356	(1.0)%
Gross margin	33.1%	33.5%		30.7%	33.2%
SG&A expense	3,756	3,606	4.2%	7,544	7,118	6.0%
Depreciation and amortization	205	197		409	401

Operating Income	1,676	1,069		1,307	1,837
Operating margin	9.9%	7.3%		4.3%	6.5%

Interest income	—	4		—	9
Interest expense	(47)	(26)		(79)	(45)
Income associated with derivative instrument	10	—		15	—
Total other expense	(37)	(22)		(64)	(36)

Income before income tax expense	1,639	1,047		1,243	1,801
Income tax expense	411	77		308	145
Net Income	$1,228	$970		$935	$1,656

Net Income Per Share
Basic and diluted	$0.07	$0.06		$0.06	$0.10

Weighted Average Shares Outstanding
Basic	16,497	16,225		16,444	16,185
Diluted	16,929	16,303		16,875	16,236

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31,	June 30,
	2020	2020
ASSETS:
Current assets:
Cash	$7,226	$5,416
Accounts receivable, net	13,286	11,789
Inventory	5,296	5,638
Contract asset	32	156
Prepaid and other current assets	793	1,287
Total current assets	26,633	24,286
Property, plant and equipment, net	10,270	9,127
Operating lease right of use asset	9,238	8,747
Inventory, net of current portion	1,027	1,064
Other assets	160	154
Goodwill	6,735	6,735
Intangible assets, net	2,526	2,771
Deferred tax asset	1,008	1,252
Total assets	$57,597	$54,136

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities
Account payable	$3,129	$3,291
Accrued liabilities	2,879	2,833
Operating lease liability	2,471	2,192
Current maturities of long-term debt	2,252	1,658
Contract liability	3,939	3,262
Total current liabilities	14,670	13,236
Contract liability, net of current portion	954	705
Operating lease liability, net of current portion	6,939	6,671
Other liabilities	383	441
Long-term debt, net of current portion	3,525	3,505
Total liabilities	26,471	24,558
Stockholders' equity	31,126	29,578
Total liabilities and stockholders' equity	$57,597	$54,136

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing and Revenue Information
(in thousands)
(Unaudited)

	Three-Months Ended December 31,
	2020	% Total	2019	$ Change	%
BILLINGS BY MARKET:
Retail	$6,139	33.2%	$4,218	$1,921	45.5%
Professional	4,538	24.6%	4,365	173	4.0%
Home Health Care	2,832	15.3%	2,606	226	8.7%
Pharmaceutical Manufacturer	3,062	16.6%	2,274	788	34.7%
Long-Term Care	1,060	5.7%	681	379	55.7%
Government	497	2.7%	489	8	1.6%
Environmental	179	1.0%	66	113	171.2%
Other	159	0.9%	231	(72)	(31.2)%
Subtotal	18,466	100.0%	14,930	3,536	23.7%
GAAP Adjustment *	(1,455)		(365)	(1,090)
Revenue Reported	$17,011		$14,565	$2,446	16.8%

	Six-Months Ended December 31,
	2020	% Total	2019	$ Change	%
BILLINGS BY MARKET:
Retail	$9,786	30.7%	$8,360	$1,426	17.1%
Professional	8,671	27.2%	8,500	171	2.0%
Home Health Care	5,180	16.2%	5,923	(743)	(12.5)%
Pharmaceutical Manufacturer	4,241	13.3%	3,211	1,030	32.1%
Long-Term Care	2,369	7.4%	1,305	1,064	81.5%
Government	1,012	3.2%	1,253	(241)	(19.2)%
Environmental	314	1.0%	85	229	269.4%
Other	321	1.0%	512	(191)	(37.3)%
Subtotal	31,894	100.0%	29,149	2,745	9.4%
GAAP Adjustment *	(1,732)		(985)	(747)
Revenue Reported	$30,162		$28,164	$1,998	7.1%

*Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped or services rendered during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales, (ii) recognition of certain revenue associated with product returned for treatment and destruction and (iii) provisions for certain product returns and discounts to customers which are accounted for as reductions in sales in the same period the related sales are recorded.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Solution Information
(in thousands)
(Unaudited)

	Three-Months Ended December 31,
	2020	% Total	2019	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$11,907	64.4%	$8,929	$2,978	33.4%
Route-Based Pickup	3,491	18.9%	2,480	1,011	40.8%
Unused Medications	1,713	9.3%	2,321	(608)	(26.2)%
Third Party Treatment	179	1.0%	66	113	171.2%
Other	1,176	6.4%	1,134	42	3.7%
Total Billings by Solution	$18,466	100.0%	$14,930	$3,536	23.7%

	Six-Months Ended December 31,
	2020	% Total	2019	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$18,346	57.5%	$16,666	$1,680	10.1%
Route-Based Pickup	6,647	20.8%	5,137	1,510	29.4%
Unused Medications	4,074	12.8%	4,704	(630)	(13.4)%
Third Party Treatment	314	1.0%	85	229	269.4%
Other	2,513	7.9%	2,557	(44)	(1.7)%
Total Billings by Solution	$31,894	100.0%	$29,149	$2,745	9.4%

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Channel Information
(in thousands)
(Unaudited)

	Three-Months Ended December 31,
	2020	% Total	2019	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$11,167	60.5%	$8,531	$2,636	30.9%
Distributors	4,474	24.2%	4,121	353	8.6%
Inside and Online Sales	2,825	15.3%	2,278	547	24.0%
Total Billing by Channel	$18,466	100.0%	$14,930	$3,536	23.7%

	Six-Months Ended December 31,
	2020	% Total	2019	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$18,185	57.1%	$16,229	$1,956	12.1%
Distributors	8,017	25.1%	8,112	(95)	(1.2)%
Inside and Online Sales	5,692	17.8%	4,808	884	18.4%
Total Billing by Channel	$31,894	100.0%	$29,149	$2,745	9.4%

Sharps Compliance Corp. and Subsidiaries
Supplemental Table to Reconcile Net Income to EBITDA*
(in thousands)
(Unaudited)

	Three-Months Ended		Six-Months Ended
	December 31,		December 31,
	2020	2019	2020	2019

Net Income	$1,228	$970	$935	$1,656
Income tax expense	411	77	308	145
Interest expense, net	47	22	79	36
Depreciation and amortization	500	382	923	803

EBITDA	$2,186	$1,451	$2,245	$2,640

*The Company defines earnings before interest, taxes, depreciation and amortization (“EBITDA”) as net income, plus income tax expense, net interest expense, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.